Exhibit 4.2

Registrant’s Specimen Certificate for Ordinary Shares

ChinaEdu Corporation

-48-

-152,516-

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW
(AS AMENDED OR REVISED FROM TIME TO TIME)

THE AUTHORISED SHARE CAPITAL OF THE COMPANY IS US$785,900.00 DIVIDED INTO 60,000,000 ORDINARY SHARES AND 18,590,000.00 PREFERRED SHARES ALL OF A NOMINAL OR PAR VALUE OF US$0.01 EACH.

This Certifies that UOB Venture Technology Investments Ltd., 80 Raffles Place, #30-20, UOB Plaza 2, Singapore 048624, Singapore of ______ is the registered holder of [illegible] Shares subject to the Memorandum and the Articles of Association of the Company, and transferable only on the books of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company.

Executed on behalf of the Company this ______ day of ______ 20 ____

DIRECTOR/SECRETARY